FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 23, 2017	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2017 THIRD QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, October 23, 2017 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2017.
Parke Bancorp reported net income available to common shareholders of $3.9 million, or $0.50 per common share and $0.42 per diluted common share, for the quarter ended September 30, 2017. This compares to net income available to common shareholders of $3.6 million, or $0.48 per common share and $0.39 per diluted common share, for the quarter ended September 30, 2016, an increase in net income of $288,000. Net income available to common shareholders year-to-date was $10.4 million, or $1.37 per diluted common share, compared to $14.2 million, or $1.54 per diluted common share, for the nine months ended September 30, 2016, a decrease in net income of $3.8 million. The 2016 year-to-date period included an approximately $9.3 million pre-tax gain from the sale of our SBA related assets in April of 2016, which included a $7.6 million gain on sale and relief of $1.7 million of related allowance for loan losses.
The following is a recap of significant items that impacted the third quarter of 2017 compared to the same quarter last year:  an increase of $2.5 million in interest income, primarily attributable to higher loan volumes, an increase of $450,000 in interest expense due to higher deposit volumes and higher rates paid on deposits; a $200,000 decrease in the provision for loan losses; a $565,000 decrease in noninterest expense, primarily attributable to lower OREO expense; and a $2.4 million increase in income tax expense, as the prior year quarter had included a $1.5 million historic tax credit.
At September 30, 2017, Parke Bancorp's total assets increased to $1.1 billion, from $1.0 billion at December 31, 2016, an increase of $83.2 million or 8.2%.
Parke Bancorp's total investment securities portfolio decreased to $42.5 million at September 30, 2017, from $47.1 million at December 31, 2016, a decrease of $4.6 million or 9.7%.
Parke Bancorp's net loans increased to $953.3 million at September 30, 2017, from $852.0 million at December 31, 2016, an increase of $101.3 million or 11.9%.
At September 30, 2017, Parke Bancorp had $5.7 million in nonperforming loans representing 0.6% of total loans, a decrease of $5.6 million or 49.3%, from $11.3 million at December 31, 2016. OREO at September 30, 2017 was $7.5 million, compared to $10.5 million at December 31, 2016, a decrease of 28.9%. Nonperforming assets (consisting of nonperforming loans and OREO) represented 1.2% of total assets at September 30, 2017, as compared to 2.1% of total assets at December 31, 2016. The decrease in nonperforming assets was accomplished through $5.1 million in sales and workouts and $3.5 million in charge-offs and write-downs. Loans past due 30 to 89 days were $636,000 at September 30, 2017, a decrease of $2.8 million from the previous quarter end.

At September 30, 2017, Parke Bancorp's allowance for loan losses was $15.8 million, as compared to $15.6 million at December 31, 2016. The ratio of allowance for loan losses to total loans was 1.7% at September 30, 2017, and 1.8% at December 31, 2016. The ratio of allowance for loan losses to non-performing loans improved to 276.6% at September 30, 2017, compared to 137.9%, at December 31, 2016.
At September 30, 2017, Parke Bancorp's total deposits were $843.6 million, up from $788.7 million at December 31, 2016, an increase of $55.0 million or 7.0%. The increase was primarily attributable to the successful opening of two new branch locations and a CD promotion.
Parke Bancorp's total borrowings were $113.1 million at September 30, 2017, an increase of $20.0 million from December 31, 2016, or 21.5%.
Total shareholders' equity increased to $135.4 million at September 30, 2017, from $127.1 million at December 31, 2016, an increase of $8.3 million or 6.5%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"Strong loan growth continued through the 3rd quarter, which when combined with decreased non-performing assets expenses and continued discipline in controlling expenses supports Parke Bancorp's strong earnings. When deducting the non-recurring income of the sale of our SBA company in 2016, our year to date earnings increased 36.2% year to year. We have established a new SBA division in Parke Bank, which is already contributing to the profitability of our Company. Our two new branches located in Collingswood and Chinatown in Philadelphia have exceeded projections for deposit and loan growth. Both new branches have each generated close to $30 million in new deposits in less than a year. The Philadelphia area market continues to be very strong and our branch network is well positioned to expand with the strength of this market."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2017	December 31, 2016	% Change
	(in thousands)
Total assets	$1,099,442	$1,016,185	8.2%
Cash and cash equivalents	55,397	70,720	-21.7%
Investment securities	42,498	47,078	-9.7%
Loans, net of unearned income	953,346	851,953	11.9%
Deposits	843,551	788,694	7.0%
Borrowings	113,053	93,053	21.5%
Total shareholders' equity	135,389	127,134	6.5%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Return on average assets	1.54%	1.64%	1.47%	2.18%
Return on average common equity	13.28%	13.66%	12.41%	19.10%
Interest rate spread	3.97%	3.73%	3.87%	3.85%
Net interest margin	4.15%	3.83%	4.03%	3.98%
Efficiency ratio	33.74%	47.44%	35.32%	48.23%

Asset Quality Data
	September 30, 2017	December 31, 2016
	(in thousands)
Allowance for loan losses	$15,841	$15,580
Allowance for loan losses to total loans	1.66%	1.83%
Non-accrual loans	$5,727	$11,298
OREO	$7,487	$10,528

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
	$12,838	$10,371	$35,702	$31,184
Interest expense	2,147	1,697	5,955	5,002
Net interest income	10,691	8,674	29,747	26,182
Provision for loan losses	500	700	2,000	762
Net interest income after provision for loan losses	10,191	7,974	27,747	25,420
Non-interest income	14	130	1,003	9,774
Non-interest expense	3,612	4,177	10,861	12,858
Income before income taxes	6,593	3,927	17,889	22,336
Provision for income taxes	2,435	51	6,590	6,751
Net income attributable to Company and noncontrolling interests	4,158	3,876	11,299	15,585
Net income attributable to noncontrolling interests	3	0	21	(452)
Net income attributable to Company	4,161	3,876	11,320	15,133
Preferred stock dividend and discount	297	300	893	900
Net income available to common shareholders	3,864	3,576	10,427	14,233

Basic income per common share	0.50	0.48	1.37	1.90
Diluted income per common share	0.42	0.39	1.15	1.54

Weighted shares - basic	7,652,449	7,527,365	7,598,444	7,496,039
Weighted shares - diluted	9,899,260	9,849,032	9,843,872	9,807,866